PURCHASE AGREEMENT

by and between

AMERICAN HOME PRODUCTS CORPORATION

and

BOSTON SCIENTIFIC CORPORATION


PURCHASE AGREEMENT

	This PURCHASE AGREEMENT dated as of January 25, 1996
(the "Agreement") by and between AMERICAN HOME PRODUCTS
CORPORATION, a Delaware corporation ("Seller"), and BOSTON
SCIENTIFIC CORPORATION, a Delaware corporation
("Buyer").


W  I  T  N  E  S  S  E  T  H:


	WHEREAS, Seller owns and has the legal right and authority to sell, transfer, assign and deliver 860,001 shares (the "Shares") of voting stock, $1.00 par value per share, of SYMBIOSIS CORP., a Florida corporation
(the "Company"), which shares constitute all of the issued and outstanding shares of capital stock of the Company;

	WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to acquire the Shares, all on the terms and subject to the conditions set forth herein;

	NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


ARTICLE 1

DEFINITIONS

	Whenever used in this Agreement, the terms defined below shall have the indicated meanings:

   1.1 "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" as it relates to Seller shall not include Genetics Institute, Inc. or Immunex Corporation.

   1.2  "Aggrieved Party" shall have the meaning set forth in Section
11.2(i).

   1.3 "Applicable Laws" shall mean all laws, treaties, statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations thereof, authorizations of any Governmental Authority, and Applicable Permits relating to any of the foregoing, as may be in effect from time to time.

   1.4 "Applicable Permits" shall mean any waiver, exemption, variance, permit, authorization, identification number, license or similar approval, including, without limitation, product registrations by health or other governmental entities, required to be obtained or maintained under Applicable Laws in connection with the Company.

   1.5  "Books and Records" shall mean the books and records of the Company.

   1.6  "Closing" shall have the meaning set forth in Section 3.1.

   17  "Closing Date" shall have the meaning set forth in Section 3.1.

   1.8  "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.9 "Competition Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

   1.10 "Contracts" shall mean all leases, rental agreements, insurance policies, sales orders, licenses, agreements, employee plans, purchase orders, instruments of indebtedness, guarantees and any and all other binding contracts or arrangements (whether written or unwritten) of the Company.

   1.11  "Costs" shall have the meanings set forth in Section 11.1.

   1.12 "Employees" shall mean (i) all individuals who, on the day immediately prior to the Closing Date, are actively employed by the Company, (ii) all individuals who are absent from active employment on the Closing Date because of short-term disability leave, authorized leave of absence from the Company or military service or lay-off with recall rights as of such date and who offer to return to work pursuant to such leave, military service or recall rights (individuals described in clauses (i) and (ii) are herein referred to as "Active Employees"), and (iii) all inactive or former employees of the Company, including any individuals who have been on long-term disability leave or who have terminated their employment, retired or died before the Closing Date ("Former Employees").

   1.13 "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other priority rights or restrictions of any kind.

   1.14 "Environmental Laws" shall mean all Applicable Laws relating to the protection or pollution of the environment, natural resources, or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, including the Comprehensive Environmental Response Compensation and Liability Act, as amended
(42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency
Planning and Community Right to Know Act of 1986, the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing exist on the date hereof and on the Closing Date, as the case may be.

   1.15  "FDA" shall mean the United States Food and Drug Administration.

   1.16  "Financial Statements" shall have the meaning set forth in Section
4.5(a).

   1.17  "Former Shareholders" shall have the meaning set forth in
Section 6.1(c).

   1.18 "GAAP" shall mean United States generally accepted accounting principles.

   1.19 "Governmental Authority" shall mean any United States or foreign governmental department, commission, board, bureau, agency, court or other instrumentality, or any jurisdiction, municipality or other political subdivision thereof.

   1.20  "HSR Act" shall have the meaning set forth in Section 7.6.

   1.21 "Hazardous Substance" shall mean any hazardous substance as that term is defined in CERCLA, but shall specifically include polychlorinated biphenyls and radioactive materials, petroleum, including crude oil or any fraction or constituent thereof, and natural gas in its various forms as specified as excluded in CERCLA.

   1.22  "Indemnifying Party" shall have the meaning set forth in Section
11.2(i).

   1.23  "Intellectual Property" shall mean all (i) Patents, (ii) Know-how,
 (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights whether registered or not, in each case which are owned by the Company or which the Company otherwise has the right to use.

   1.24 "Know-how" shall mean all product specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

   1.25 "knowledge" (including the term "to the knowledge of") shall mean, with respect to Seller, the knowledge of any officer of Seller after due inquiry and, when such term refers to knowledge relating to the Company or its business, such knowledge as such officer or director should have obtained after due inquiry of James Stitt, Richard DeLuca, J. William Box,
Gary Lopez and Sonia Jones, as appropriate. With respect to Section 4.11, "knowledge" shall mean knowledge of Seller as defined above as well as after due inquiry of in-house patent counsel to Seller and its Affiliates having regular involvement in the Intellectual Property matters of the Company.

   1.26 "Leased Real Property" shall mean all real property leased by the Company, including any buildings, structures, fixtures and improvements thereon, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

   1.27 "Material Adverse Effect" shall mean a material adverse effect on the assets, business, operations or financial condition of the Company.

   1.28  "Minimum Loss" shall have the meaning set forth in Section 11.3.

   1.29 "Patents" shall mean all patents and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing).

   1.30  "Permitted Encumbrances" shall have the meaning set forth in
Section 4.9(b).

   1.31 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   1.32 "Promissory Note" shall have the meaning set forth in Section 3.2(a).

   1.33  "Purchase Price" shall have the meaning set forth in Section 2.1.

   1.34 "Reconciliation Statement" means that certain reconciliation statement previously delivered by Seller to Buyer reflecting on a pro forma basis the adjustments contemplated by this Agreement (assuming that such adjustments had been made as of December 31, 1995) to the balance sheet of the Unaudited Financial Statements and resulting in the pro forma balance sheet previously delivered by Seller to Buyer, including adjustments for (i) the dividend or advance of all the cash of the Company to Seller,
(ii) the dividend, forgiveness or settlement of all intercompany accounts (including without limitation accounts with Sherwood Medical Company ("Sherwood") with respect to the Sherwood supply agreements set forth on Schedule 4.10(i)), net of any amounts payable corresponding to any such amounts receivable, (iii) the payment of all amounts due from Buyer to Seller, net of any amounts payable corresponding to any such amounts receivable and (iv) the assumption by Seller of certain
Tax liabilities of the Company in accordance with Section 7.7.

   1.35 "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dumping, dispersal, leaching or migration of Hazardous Substances into the environment.

   1.36 "Remedial Action" shall mean actions required by any applicable Environmental Law or any Governmental Authority to (1) clean up, remove, treat or in any other way address Hazardous Substances in the environment;
(2) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances; or (3) perform pre-remedial studies and investigations and post-remedial care.

   1.37  "Securities Act" shall mean the Securities Act of 1933, as amended.

   1.38 "Shares" shall mean all of the issued and outstanding shares of all classes of capital stock of the Company.

   1.39 "Straddle Period" shall mean any taxable year or period beginning before and ending after the Closing Date.

   1.40 "Tax Affiliate" shall mean any Affiliate which was included, or includable, in a Tax Return in which the Company was included as a member.

   1.41 "Tax Returns" shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

   1.42 "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of
Tax Liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company.

   1.43 "Taxes" (and with correlative meanings, "Tax," "Taxes" and "Taxable") shall mean any and all taxes, fees, levies, duties and tariffs imposed by a federal, state, local or foreign Governmental Authority or taxing authority, and any payments made to another party pursuant to a Tax Sharing Arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, transfer gains, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs duties, license registration and documentation fees or similar fees, assessments or charges together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority or taxing authority with respect to such amounts.

   1.44 "Trademarks" shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos, corporate names and all other names and slogans associated with any products or embodying the goodwill of the owner, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto.

   1.45 "Glossary of Defined Terms." Each of the following terms is defined in the Section set forth opposite such term below.

Defined Term				Location of Definition

Audited Financial Statements		Section 4.5
Buyer					Preamble
Company				Recitals
Employment Contracts		Section 9.1
ERISA					Section 9.1
IRS					Section 4.7
Names					Section 7.8
Plans					Section 9.1
Required Consent			Section 4.19
Seller					Preamble
Shares					Recitals
Sherwood				Section 1.32
Termination Breach			Section 10.1(d)
Unaudited Financial Statements	Section 4.5



ARTICLE 2

THE ACQUISITION


   2.1 PURCHASE AND SALE. (a) Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and deliver to Buyer the Shares, and Buyer shall purchase and accept the Shares for a purchase price of One Hundred Fifty Two Million Nine Hundred Sixty Eight Thousand Five Hundred Ninety Eight Dollars ($152,968,598.00), as adjusted pursuant to subsection (b) below
(the "Purchase Price"). The Purchase Price shall be payable as provided in Section 3.2(a).

   (b) The Purchase Price shall be adjusted to settle any amounts owed (whether or not yet due) by the Company to Buyer and by Buyer to the Company as of the Closing Date (after giving effect to amounts due Buyer in respect of free goods), and in the case of amounts due from Buyer to the Company net of corresponding amounts payable.


ARTICLE 3

CLOSING



   3.1 THE CLOSING. Unless this Agreement shall have been terminated in accordance with Section 10.1, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Shares and the consummation of the other transactions contemplated hereby
(the "Closing") shall take place at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 on the next succeeding business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date").
At the Closing, the parties to this Agreement will exchange certificates and other documents specified in this Agreement.

   3.2 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

   (a) At the option of Buyer (A)(i) $52,968,598.00, or such greater or lesser sum as may be due pursuant to Section 2.1(b), in cash payable by wire transfer in immediately available funds to a bank account of Seller, (which account shall be designated by Seller no fewer than two business days prior to the Closing Date), and (ii) a promissory note in the principal amount of $100 million dollars and in the form attached hereto as Exhibit A (the "Promissory Note") or (B) the Purchase Price in cash payable in the manner described in clause (A)(i); provided that Seller will not be obligated to accept the Promissory Note from Buyer if (x) there shall exist on the Closing Date an Event of Default under the Promissory Note (as defined therein) or an event or circumstances that, with the giving of notice or lapse of time or both, would constitute such an Event of Default, (y) based on any revisions after the date hereof to the draft Disclosure Letter attached to the form of Promissory Note attached hereto, Seller reasonably concludes that the business, assets, operations or financial condition of Buyer and its subsidiaries taken as a whole differs from Seller's reasonable understanding of such business, assets, operations or financial condition on the date of this Agreement where such differences are of such significance that a reasonably prudent business person in the position of Seller would not have agreed to accept the Promissory Note or (z) Buyer shall not have delivered to Seller a certificate signed by a duly authorized officer of Buyer to the effect that the representations and warranties of Buyer contained in the Promissory Note are true and correct in all material respects on the date of the Promissory Note.

   (b) the certificate of an officer of Buyer and other documents required to be delivered pursuant to Section 8.2;

   (c) a certificate, signed by an authorized officer of Buyer, certifying to (i) the due organization and good standing of Buyer,
(ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement (and attaching such resolutions), and (iii) the incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates to be delivered upon the Closing;

   (d) such other instruments and documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect the Closing.

   3.3 DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

   (a) a certificate(s) representing the Shares duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

   (b) the certificate of officers of Seller required to be delivered pursuant to Section 8.3;

   (c) a certificate, signed by an authorized officer of Seller, certifying (i) the due organization and good standing of Seller,
(ii) the corporate resolutions of Seller authorizing the transactions contemplated by this Agreement (and attaching such resolutions), and (iii) the incumbency of officers of Seller executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

   (d) a good standing certificate for the Company from the Secretary of State of the State of Florida dated as of a date not earlier than 10 business days prior to the Closing Date;

   (e) a copy of (i) the Certificate of Incorporation, as amended, of the Company, certified by the Secretary of State of the State of Florida, not earlier than 10 business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation since such date, and (ii) the By-laws of the Company, certified by the Secretary or Assistant Secretary of the Company;

   (f) the stock books, stock ledgers, minute books, corporate seals and financial records and statements of the Company;

   (g) such instruments of cancellation and other appropriate documents, in form and substance reasonably acceptable to Buyer, canceling all loans or other obligations for borrowed money owed by the Company to Seller or any of its Affiliates, duly executed by Seller or such Affiliates, as the case may be;

   (h) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect the Closing;

   (i) letters of resignation as a director of the Company signed by each of the directors of the Company.

   3.4 FURTHER ASSURANCES. From time to time, at Buyer's or Seller's request and in accordance with Section 7.3, whether at or after the Closing Date, Buyer or Seller, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Seller, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to Buyer the Shares as contemplated by this Agreement.


ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER


    Seller hereby represents and warrants to Buyer as follows:

   4.1  ORGANIZATION, GOOD STANDING, POWER, ETC.

   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida. The Company has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Florida is the only state where the Company is licensed or qualified to carry on its business. Copies of (i) the Articles of Incorporation and by-laws of the Company, including all amendments thereto and (ii) the stock transfer books of the Company, heretofore delivered, furnished or made available to Buyer or its representatives by Seller, are true and complete as of the date hereof. Copies of the minute books of the Company, heretofore delivered, furnished or made available to Buyer or its representatives by Seller, are true and correct as of the date hereof in all material respects and contain accurate records of all material actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of the Company. Each of such Articles of Incorporation and by-laws is in full force and effect, and the Company is not in violation or breach of any of the provisions of its Articles of Incorporation or by-laws.

   (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

   4.2  AUTHORIZED CAPITALIZATION OF THE COMPANY.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares, $1.00 par value per share, of which 139,999 shares are designated as non-voting shares and 860,001 are designated as voting shares. As of the date hereof, there are (i) no shares of non-voting stock issued or outstanding and (ii) 860,001 shares of voting stock issued and outstanding, all of which are validly issued, fully paid and non-assessable. No shares of capital stock are held in the treasury of the Company. There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of or other equity interests in the Company, or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or other equity interests in the Company obligating the Company to grant, extend, or enter into any such right, agreement, arrangement or commitment.

   (b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

   (c) The shares owned by Seller constitute all of the issued and outstanding shares of capital stock of the Company. Seller is the holder of record and beneficially of and has good, valid and marketable title to all of the Shares to be sold hereunder, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. There are no restrictions with respect to the transferability of the Shares.

   4.3 SUBSIDIARIES. The Company does not own directly or indirectly any interest in any corporation or other legal entity or other interest convertible or exchangeable into any equity or similar interest and the Company is not a participant in any partnership or any joint venture with any third party.

   4.4 EFFECT OF AGREEMENT. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of (i) any Person or (ii) any Governmental Authority, except as contemplated in Section
7.6 hereof or as set forth in Schedule 4.4, other than, in the case of clause (i) above, where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated hereby or in the case of clause (ii) above, where the failure to obtain such consent, approval or authorization or to give or make any such notice or filing would not be material to the Company or materially delay the consummation of the transactions contemplated hereby. Except as contemplated in Section
7.6 hereof or as set forth in Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, or result in the creation of any Encumbrance on any property or asset of the Company pursuant to, any indenture or any material contract, lease, sublease, loan agreement, note or other material obligation or liability to which the Company is a party or is bound or to which any of the Company's assets are subject, (ii) conflict with, violate or result in a breach of any provision of the incorporation documents or by-laws of the Seller or the Company, or (iii) conflict with or violate any Applicable Laws in any material respect.

   4.5 FINANCIAL STATEMENTS. (a) Seller has delivered to Buyer or its representatives true and complete copies of (i) the special purpose balance sheets of the Company as at December 31, 1994 and December 31, 1993 and the special purpose statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994 and the 13 month period ended December 31, 1993, including all notes relating thereto, which have been audited by and accompanied by the report of Arthur
Andersen & Co. (collectively, the "Audited Financial Statements"), and
(ii) the unaudited special purpose balance sheet of the Company as at December 31, 1995, and statements of operations for the twelve months then ended (collectively, the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements").

   (b) The Audited Financial Statements (i) have been prepared from the books and records of the Company, (ii) except as set forth therein (including the notes thereto), have been prepared in accordance with GAAP, consistently applied throughout the periods involved; and (iii) fairly present both the financial condition of the Company and its results of operations and cash flows as at the dates and for the periods therein specified. The Unaudited Financial Statements
(i) have been prepared from the books and records of the Company, and
(ii) fairly present both the financial condition of the Company and its results of operations and cash flows as at the dates and for the periods therein specified.

   (c) The Company does not have any indebtedness, obligation or liability (whether accrued, absolute, contingent or otherwise) including contingent liabilities for the performance of any obligation by any third party, and whether or not of a nature required to be reflected on the balance sheet of the Company, which is not shown or adequately provided for in the balance sheet included in the Unaudited Financial Statements or set forth in Schedule 4.5(c) except for (i) liabilities or obligations not exceeding, individually or in the aggregate, $100,000, and, that has not had and would not be reasonably expected to have, individually or in the aggregate, a Material
Adverse Effect, or (ii) liabilities or obligations incurred in the ordinary course of business since the date of the balance sheet included in the Unaudited Financial Statements, consistent with past practice.

   4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (x) to the extent arising out of or relating to the transactions contemplated by this Agreement (including a dividend or advance of all cash of the Company to Seller, the dividend, forgiveness or settlement of all intercompany accounts (including without limitation accounts with Sherwood with respect to the Sherwood supply agreements set forth on Schedule 4.10(i)), net of any amounts payable corresponding to any such amounts receivable and the payment of all amounts due from Buyer to Seller net of any amounts payable corresponding to any such amounts receivable, all in a manner consistent with the Reconciliation Statement), (y) for the Contracts entered into since December 31, 1995 that are listed on
Schedule 4.10(i), or (z) for matters listed on Schedule 4.6, since the date of the balance sheet included in the Unaudited Financial Statements (i) the Company has operated and has paid all accounts payable in the ordinary course of business in a manner consistent with past practice, (ii) there has not been any change in or effect on the Company that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect,
(iii) there has not been any change by the Company in its accounting methods, principles or practices, except as required by a change in GAAP, (iv) there has not been any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) there has not been any entry by the Company into any commitment or transaction material to the Company, (vi) there has not been any redemption, purchase or other acquisition of any of the Company's securities, and (vii) there has not been any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees or officers of the Company, except in accordance with agreements in effect on the date hereof (true and complete copies of which have been furnished to Buyer) or in the ordinary course of business consistent with past practice.

   4.7 TAXES. (a) Except as disclosed on Schedule 4.7(a), (i) and except where failure to file has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has timely filed on or before the date hereof
(or will timely file) all Tax Returns required to be filed for tax years or periods ending on or before the Closing Date; (ii) and except where failure to pay has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such Tax Returns are (or will be) complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been (or will be) timely paid; (iii) except where failure to pay has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all Taxes (whether or not shown on any Tax Return) owed by the Company and required to be paid with respect to tax years or periods ending on or before the Closing Date have been (or will be) timely paid or are being presently contested in good faith; (iv) none of the Company or any of its Tax Affiliates has waived or been requested to waive any statute of limitations in respect of Taxes; (v) the Tax Returns referred to in clause (i) have been examined by the Internal
Revenue Service (the "IRS") or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause
(i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate on or prior to the Closing Date and the Company will have no liability thereunder on or after the Closing Date; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due;
(x) no intercompany obligation (as described in Prop. Treas. Reg.
Section 1.1502-13(g)) of the Company and any other Tax Affiliate will remain outstanding following the Closing; and (xi) the Company has no corporate acquisition indebtedness, as described in Section 279(b) of the Code.

   (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

   (c) The Company has and will have no net operating loss or net capital loss carryovers from years ending on or prior to the Closing Date.

   4.8  REAL PROPERTY.  (a) The Company does not own any real property.
Schedule 4.8(a) contains a complete and accurate list of all Leased Real Property, including subleases, tenancies, licenses, contracts or other agreements to which the Company is a party and Seller has delivered or caused to be delivered to Buyer or its representatives true and correct copies of all the leases of Leased Real Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). Schedule
4.8(a) sets forth a brief description of each such lease or similar agreement.

   (b) The Company has a valid leasehold interest in all Leased Real Property and each of such leases as it may be amended or modified is in full force and effect in accordance with its terms and there exists no breach or default (or event which with or without giving notice or the lapse of time or both would constitute a default) thereunder on the part of the Company or, to the knowledge of Seller, any default by the other party thereto, which would be reasonably likely to cause or permit a termination thereof, an acceleration of payments thereunder or has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

   4.9  GOOD TITLE TO AND CONDITION OF ASSETS; CONDUCT OF BUSINESS
CONDUCT OF BUSINESS;. (a)Except as set forth in Schedule 4.9(a), the assets of the Company constitute all the assets, properties and rights, including books, records, agreements and Intellectual Property, necessary or used to conduct the business of the Company in all material respects as currently conducted.

   (b) Except for Intellectual Property, as to which no representation or warranty is made except as set forth in Section 4.11, the Company has good title to, or a valid and binding leasehold interest in, the assets of the Company free and clear of all Encumbrances, except (i) as set forth in
Schedule 4.9(b)(i), (ii) any Encumbrances specifically disclosed in the Financial Statements, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable and which will be paid or settled in the manner described in Section 7.6, (iv) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business, and (v) with respect to Leased Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (B) any conditions that are shown by a current survey (which has been made available for Buyer's review prior to the date hereof) or physical inspection and (C) zoning, building and other similar restrictions pursuant to Applicable Laws that in the case of (A), (B) and this clause (C) do not materially adversely effect the value to or use by the Company of such property and (vi) other Encumbrances of a type not described in clauses (i) through (v) above which, individually or in the aggregate, are not material and would not be required to be disclosed or reflected on a balance sheet of the Company prepared in accordance with GAAP (all items included in (i) through (vi) are referred to collectively herein as the "Permitted Encumbrances").

   (c) The physical assets of the Company taken as a whole are in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are intended.

   4.10 CONTRACTS. Schedule 4.10(i) sets forth a list, as of the date hereof, of each Contract other than (a) purchase orders in the usual and ordinary course of business and (b) any Contract involving the annual payment of less than $100,000 or terminable by the Company without penalty upon not more than 30 days' notice. Except as set forth in Schedule 4.10(ii), each Contract listed in Schedule 4.10(i) or Schedule 4.11(a) is a legal, valid and binding agreement and is in full force and effect. Except as otherwise provided in Schedule 4.10(iii), (x) the Company is not in material breach of any Contract listed on Schedule 4.10(i) and
(y) Seller has no knowledge of any material default by any other party under any Contract listed in Schedule 4.10(i) which default has not been cured or waived. Except as described on Schedule 4.10(iv), there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a default or breach by the Company under any of the Contracts listed on Schedule 4.10(i) that would not be reasonably curable by the Company in the ordinary course of business which breach or default would be reasonably expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) result in the termination or acceleration of payment of the Contracts listed on Schedule 4.10(v). To Seller's knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Contracts except for such claim as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

   4.11 INTELLECTUAL PROPERTY RIGHTS. (a) Schedule 4.11(a) sets forth a listing of (i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property, (ii) all Contracts under which the Company or any of its Affiliates is licensed or otherwise uses or is permitted to use
Intellectual Property used in connection with any product of the Company or which is necessary to conduct the business of the Company, and (iii) all Contracts under which the Company or any of its Affiliates licenses or otherwise permits any party to use Intellectual Property.
Except as set forth in Schedule 4.11(a)(iv), there are no pending, or, to Seller's knowledge, threatened, interferences, reexaminations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company. Except as disclosed in
Schedule 4.11(a)(v), there is no breach or violation by the Company of, or, to the knowledge of Seller, loss of rights accruing to the Company under, any license or other agreement pursuant to which the Company has the right to use Intellectual Property. The Company has taken reasonable measures to maintain the confidentiality of the processes and formulas, research and development results and other know-how of the Company. To the knowledge of Seller, except as disclosed in Schedule 4.11(a)(vi), (x) the conduct of the business of the Company as currently conducted and (y) the contemplated development, manufacture, marketing and sale by the Company of currently contemplated multibite biopsy forceps, guidewire and bipolar laparoscopy products do not conflict in any way with any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party in a manner that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

   (b) To the knowledge of Seller (i) except as set forth in Schedule 4.11(b), no person has claimed that the conduct of the business of the Company as currently conducted infringes on or otherwise violates the Intellectual Property rights of any other Person and (ii) except as set forth on Schedule 4.11(b), to the knowledge of Seller, no Person is challenging or infringing or otherwise violating the Intellectual Property.

   (c) Except as disclosed on Schedule 4.11(c), the Company either (i) owns the entire right, title and interest in and to the Intellectual Property free and clear of any Encumbrances; or (ii) has the royalty-free right to use the same.

   (d) Except as disclosed on Schedule 4.11(d), the Company is not in breach of any material provision of any material agreement, commitment, contractual understanding, license, sublicense, assignment or indemnification which relates to any of the Intellectual Property and has not taken any action with respect to the Intellectual Property which had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (e) All directors, officers, management employees, and technical and professional employees of the Company are under written obligation to the Company or Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and all officers, management employees and technical and professional employees of the Company are under written obligation to the Company to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

   4.12 LITIGATION AND CLAIMS. Except as set forth in Schedule 4.12, (a) there is no civil, criminal or administrative action, suit, hearing, arbitration, inquiry, proceeding or investigation pending or, to the knowledge of Seller, threatened against the Company other than those that have not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and
(b) the Company is not subject to any order, writ, judgment, award, injunction, or decree of any court or Governmental Authority or any arbitrator or arbitrators other than those that have not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

   4.13  COMPLIANCE WITH LAW; APPLICABLE PERMITS APPLICABLE PERMITS;.

Except as set forth in Schedule 4.12 or Schedule 4.13 and except for matters under Environmental Laws or relating to the environmental condition of the Leased Real Property (as to which no representation or warranty is made except as set forth in Section 4.14) the Company is in compliance with all Applicable Laws, except where the failure to so comply has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has all Applicable
Permits necessary to own, operate or lease its properties and to conduct its business as currently conducted, other than those the absence of which has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, except those the absence of which has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

   4.14  ENVIRONMENTAL MATTERS.  Except as disclosed on Schedule 4.14:

   (a) The Company has obtained all environmental permits, licenses or approvals required under any Environmental Laws necessary for its operation, or as required by law other than those the absence of which has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and has been and is in material compliance with such permits and other requirements of applicable Environmental Laws except where the failure to so comply has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

   (b) the Company has not received any written notice of and otherwise has no knowledge of any claims by any Governmental Authority alleging a material violation of any Environmental Laws;

   (c) the Leased Real Property does not contain any underground storage tanks, surface impoundments containing any Hazardous Substance, PCB-containing materials or any exposed, friable asbestos-containing materials the presence of which would reasonably be expected to result in aggregate expenditures by the Company of amounts in excess of $500,000;

   (d) the Company has not received any written notice, claim, or request for information relating to any third party waste disposal site or former property, alleging that it is or may be liable to any Person or Governmental Authority as a result of a Release or threatened Release of any Hazardous Substance by the Company, or generated by the Company; and

   (e) there has been no Release, threatened Release, transportation, treatment, handling or arrangement therefor of any Hazardous Substance that would reasonably be expected to result in aggregate expenditures by the Company of amounts in excess of $500,000.

   4.15 FDA MATTERS. Except as set forth on Schedule 4.15, there are no products being manufactured, assembled or sold by the Company which at the date hereof would require any approval of the FDA or any other Governmental Authority, whether federal, state, local or foreign, for the purpose for which they are being manufactured, assembled or sold for which such approval has not been obtained. All products now being commercially distributed by the Company in any jurisdiction meet the applicable legal requirements of such jurisdiction in all material respects and all requisite governmental approvals have been duly obtained and are in full force and effect. There is no action or proceeding by the FDA or any other Governmental Authority, including, but not limited to, recall procedures, pending or, to the knowledge of Seller, threatened against the Company relating to safety or efficacy of any of its products. Except as set forth in Schedule 4.15, since December 31, 1992, there have been no written notices, citations or decisions by any Governmental Authority that any product produced, manufactured or marketed at any time by the Company, is defective or fails to meet any applicable standards promulgated by any such Governmental Authority, and, to the knowledge of Seller, no such defect or failure exists. Except as set forth in Schedule 4.15, the Company has not received any warning letter or Section 305 notices from the FDA and, to the knowledge of Seller, there are no conditions which would be reasonably likely to necessitate, in the event of an FDA enforcement initiative, the cessation of any part of the Company's operations or the suspension of marketing of any of the Company's products. Schedule
4.15 sets forth a list of all licenses, registrations, approvals, permits and device listings relating to the products of the Company. Schedule
4.15 sets forth a brief description of all inspections by regulatory authorities, recalls, product actions and audits of the Company since December 31, 1992.

   4.16 LABOR MATTERS. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to current employees and there are no unfair labor practice proceedings pending between the Company and any of its Employees. The Company has not incurred any liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act, and, to Seller's knowledge, no fact or event exists that could give rise to liability under such act.

   4.17 INSURANCE. (a) All of the policies of insurance and bonds presently in force with respect to the Company including, without limitation, fire, workers compensation liability and other insurance, together with the effective dates and expiration dates of such policies, the type (including an indication of whether the coverage is on a claims made, occurrence or other basis) and the amount of coverage, are listed in Schedule 4.17(a).

   (b) With respect to each such insurance policy: (i) to the knowledge of Seller, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;
(ii) no party to the policy has repudiated in writing, or given notice of an intent to repudiate, any provision thereof; and (iii) to the knowledge of Seller, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

   4.18 BROKER'S FEES. Except as set forth on Schedule 4.18, Seller or the Company have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Except for the payments to be made to Societe Generale at or prior to Closing pursuant to the Agreement dated as of January 23, 1996 between the Company and Societe Generale, as successor in interest to Lodestar Securities, Inc., the Company is not and neither Buyer nor the Company will be responsible for the fees or expenses of any broker, finder or investment banker employed by the Company or any of its Affiliates prior to the Closing Date.

   4.19  REQUIRED CONSENTS.  Except as contemplated by Section 7.6,
Schedule 4.19 describes each approval, authorization or consent required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that if not received by the Closing Date would have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or delay the consummation of the transactions contemplated hereby (each such consent, a "Required Consent").


   4.20 NO OTHER REPRESENTATIONS OR WARRANTIES;. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, or otherwise in respect of the Company.


ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer represents and warrants to Seller as follows:

   5.1   CORPORATE ORGANIZATION.   Buyer is a corporation duly
organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have a material adverse effect on the assets, business, operations or financial condition of Buyer and its subsidiaries, taken as a whole.

   5.2   AUTHORITY RELATIVE TO THIS AGREEMENT.   Buyer has the requisite
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

   5.3   BROKER'S FEES.    None of Buyer or any of its Affiliates has employed
any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

   5.4   CONSENTS AND APPROVALS; NO VIOLATIONS NO VIOLATIONS;.
Except as contemplated by Section 7.6 hereof, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Except as contemplated by Section 7.6 or as would not prevent or materially delay the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (x) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or by-laws of Buyer, or (y) be subject to the making of any filings with or the obtaining of any consents from any Governmental
Authority or any other Person (other than the receipt of a waiver from The First National Bank of Boston (the "Bank Waiver"), contravene in any material respect any Applicable Law or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer or any of its subsidiaries or any of their respective properties.

   5.5 SECURITIES ACT. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.


   5.6   FILINGS AND REPORTS.

   (a) Buyer has made available to the Seller copies of all reports, statements, and registration statements (including Forms 8-K, Annual Reports on Form 10-K, and quarterly reports on Form 10-Q) required by law to be filed by it with the Securities and Exchange Commission since January 1, 1993.
As of their respective filing dates, all such documents were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The audited consolidated balance sheet of Buyer and its subsidiaries as at December 31, 1994 (as restated to reflect the acquisition of SCIMED Life Systems, Inc. accounted for as a pooling of interests), and the related statements of income and stockholder equity of Buyer and its subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of Buyer and its subsidiaries as at September 30, 1995, and the related consolidated statements of income and stockholder equity of Buyer and its subsidiaries for the nine months then ended, copies of which have been furnished to Seller, fairly present, subject, in the case of said balance sheet as at September 30, and said statements of income and stockholder equity for the nine months then ended, to year-end audit adjustments and subject to the restatement of such financial statements to reflect the treatment of the acquisitions of Meadox Medicals, Inc., Heart Technology, Inc. and EP Technologies, Inc. as poolings of interests, the consolidated financial condition of Buyer and its subsidiaries as at such dates and the consolidated results of the operations of Buyer and its subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since September 30, 1995, there has been no material adverse change in such condition or operations other than those that relate to combining and rationalizing the combined businesses of Heart Technology, Inc., Meadox Medicals, Inc., and EP Technologies, Inc.

   5.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Buyer expressly set forth in this Agreement and the Promissory Note, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE CLOSING;

   6.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Except as disclosed in Schedule 6.1, Seller and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise expressly contemplated by this
Agreement:

   (a) The business of the Company shall be conducted only in the ordinary course of business and consistent with past practices. Without limiting the generality of the foregoing, the Company will use its reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers and key employees of the Company, and to preserve the current relationships of the Company with customers and suppliers;

   (b)   Seller shall cause the Company not to do any of the following:
(i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) pledge, dispose of or encumber any of its assets other than in the ordinary course of business and consistent with past practice; (iii) amend or propose to amend its Articles of Incorporation or by-laws; (iv) split, combine or reclassify any shares of its capital stock; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; or
(vi) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;
provided, however, that as of the Closing Date, Seller will (i) withdraw cash from the Company, either in the form of dividends or as a cash advance and may provide cash to the Company, either in the form of a contribution to capital or as an intercompany loan; (ii) dividend, forgive, and/or settle all intercompany accounts prior to Closing
(including without limitation accounts with Sherwood with respect to the Sherwood supply agreements set forth on Schedule
4.10(i) net of amounts payable corresponding to such amounts receivable); (iii) settle amounts owing from or to Buyer pursuant to Section 2.1(b) prior to Closing and (iv) assume certain Tax liabilities of the Company in accordance with Section 7.7. The adjustments described in the proviso to this subparagraph (b) will be made in a manner consistent with the adjustments set forth in the Reconciliation Statement and Seller and the Company shall take no other actions to reduce the assets or increase the liabilities of the Company other than the foregoing or otherwise in the ordinary course of business.

   (c) Seller shall cause the Company not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other individual or entity; (ii) acquire any assets for a value in excess of $100,000 or authorize or make any capital expenditures that are in the aggregate in excess of $100,000 other than pursuant to the current capital expenditure budget of the Company (a true and complete copy of which has been furnished to Buyer) and other than purchases in the ordinary course of business consistent with past practice and except as contemplated by Section 11.1(a)(iv); (iii) dispose of any assets with a value in excess of $100,000 other than sales of inventory in the ordinary course of business consistent with past practice; (iv) enter into any Contract which, had it been in existence on the date hereof, would have been required to be listed in Schedule 4.10(i) except that Seller may cause the Company to assume Seller's obligations under the Royalty Agreement dated as of September 24, 1992 among Seller and each of the former shareholders of the Company
(the "Former Shareholders"), pursuant to the Assignment and Accommodation Agreement dated January 25, 1996 among the Seller, the Company and the Former Shareholders; (v) except for advances to Employees for expenses in the ordinary course of business and consistent with past practices, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, make any loans or advances or enter into any other transaction, except the occurrence of intercompany loans or the making of intercompany advances, all of which will be repaid or canceled prior to Closing; (vi) authorize, recommend or propose any change in its capitalization; or (vii) authorize or propose any of the foregoing or enter into or modify any contract, agreement, or commitment or arrangement with respect to any of the foregoing;

   (d) Except as otherwise contemplated by this Agreement, Seller shall not adopt or amend any Employee Plan or Benefit Arrangement (each as hereinafter defined), or increase or pay any benefit not required by any existing Employee Plan or Benefit Arrangement, or increase any salaries or wages, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company other than in the ordinary course of business consistent with past practice or as may be required by a Governmental Authority;

   (e) The Company shall not waive, release, grant or transfer any of its Intellectual Property or modify or change in any material respect any existing material license, distribution agreement or lease; and

   (f) The Company will make no Tax elections inconsistent with its past practices and prior filings. Seller and the Company will consult in good faith with Buyer to address Buyer's concerns regarding any new elections due to tax law changes.

ARTICLE 7

ADDITIONAL AGREEMENTS


   7.1 NO TRANSFER OF SHARES. Seller agrees that from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, it shall not transfer, sell, hypothecate, or otherwise assign any interest in the Shares.

   7.2   EXPENSES.    Except as otherwise provided in this Agreement,
all expenses, including the fees of any attorneys, accountants, finders, investment, brokers, bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

   7.3 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use its reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to use its reasonable efforts to obtain all necessary consents and approvals (or effective waiver thereof) from other parties to material agreements, leases, contracts, instruments and other contracts and to notify each of the other parties hereto of any request for prepayment with respect thereto; provided, however, that if any such consents and approvals are not obtained and the Closing occurs, Seller shall cooperate with Buyer to provide to Buyer the benefits under or with respect to the matter as to which the approval or consent is not obtained, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) subject to Section 7.6, to use its reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (v) make all necessary filings and submissions of information required or requested by Governmental Authorities with respect to the transaction contemplated hereby.

   7.4   ACCESS TO INFORMATION.  Prior to the Closing,
Seller shall, and shall cause the Company to, (i) afford the officers, employees, accountants, legal counsel and other representatives or agents of Buyer reasonable access to the facilities, books, records and employees of the Company during normal business hours and in a manner that will not unreasonably disrupt the Company's operations and (ii) furnish promptly such available information (without requiring generation of such material) concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Buyer or its representatives may reasonably request. In connection therewith, the parties will comply with the terms of the Confidentiality Agreement dated November 15, 1994 between Buyer and Seller, which agreement shall survive the termination of this Agreement but will terminate on the Closing Date.

   7.5 CONFIDENTIALITY. Seller agrees to, and shall cause its employees, officers, directors, agents, representatives and Affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information to the extent related to the business and operations of the Company (the "Information"), (ii) in the event that Seller or any such employee, officer, director, agent, representative or Affiliate becomes legally compelled to disclose any of the Information, provide Buyer with prompt written notice of such requirement or (iii) in the event that a protective order or other remedy is not obtained, furnish only that portion of such Information which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded the Information, (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or Buyer any and all copies
(in whatever form or medium) of all of the Information then in the possession of Seller or any of its employees, officers, directors, agents, representatives or Affiliates and (v) destroy any and all additional copies then in the possession of Seller or any of its employees, officers, directors, agents, representatives or Affiliates of the Information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that the foregoing shall not apply to Information which becomes publicly known other than through a breach of this Agreement by Seller, its agents, employees, officers, directors, agents, representatives or Affiliates; or
(B) is subsequently disclosed to Seller by a third party who to Seller's knowledge did not receive it under any obligation of confidentiality.

   7.6 FILINGS AND AUTHORIZATIONS. Seller and Buyer will, as promptly as practicable after the date of this Agreement, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if necessary, any other Competition Laws, in connection with the transactions contemplated by this Agreement. Seller and Buyer, as promptly as practicable, (a) will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to them, or to their subsidiaries and Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, (b) will use reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their subsidiaries or Affiliates, in order for them so to consummate such transactions and (c) will cooperate fully with each other in good faith in seeking all such authorizations, approvals, consents and waivers. Notwithstanding anything to the contrary in this Section 7.6, the parties hereto agree that, with respect to any action taken or threatened to be taken by any court or Governmental Authority, Buyer shall not be required to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of the business or assets of the Company, Buyer or any of Buyer's subsidiaries in order to consummate the transactions contemplated hereby. Without limiting the generality of their undertakings pursuant to this Section 7.6, each party hereto shall
(i) use its reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Authority with jurisdiction over enforcement of any applicable Competition Law or any other party of any preliminary injunction or other order that would make consummation of the purchase of the Shares in accordance with the terms of this Agreement unlawful or would prevent or delay it (including defending any litigation that could result in the entry of such injunction or order); and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps reasonably necessary to prosecute an appeal of such injunction or order; provided, however, that neither Seller nor Buyer shall be required to undertake more than one such appeal.

   7.7   TAX MATTERS.

   (a) Liability for Taxes. (i) Seller shall be liable for, and shall indemnify Buyer against, all (A) Taxes imposed on any of Seller's Tax Affiliates (other than the Company) for any taxable year or period, and
(B) Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Company and any of Seller's Tax Affiliates).

   (ii) Buyer shall be liable for, and shall indemnify Seller against, Taxes imposed on the Company or Buyer for any taxable year or period that begins after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Buyer and its Tax Affiliates).

   (iii) For purposes of paragraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of business on the Closing Date, provided, however, that (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, and (B) items of income, gain, deduction, loss or credit for the month in which the Closing
Date occurs shall be allocated between such two taxable years or periods based on the calendar days in such month, except that extraordinary items described in Treas. Reg. Section 1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account.

   (iv) For purposes of paragraphs (a)(i) and (a)(ii), where, under applicable law, a taxable year or period ends as a result of the purchase of the Shares pursuant to this Agreement, items of income, gain, deduction, loss or credit shall be allocated between such taxable year or period and the following taxable year or period in a manner consistent with the rules in Treas. Reg. Section 1.1502-76(b).

   (v) Buyer and Seller shall share equally any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, provided that any value added Tax shall be the obligation of Buyer to the extent Buyer is entitled to claim credit for such value added Tax.

   (vi) Within five days after the date of this Agreement, Seller will deliver or cause to be delivered to Buyer true and complete copies, of:
(A) all income Tax Returns of the Company filed for periods subsequent to December 31, 1992 (or, with respect to consolidated, combined or unitary returns, the portion thereof relating to the Company); (B) any other Tax Returns for periods subsequent to December 31, 1992 reasonably requested by Buyer, as may be relevant to the Company or the assets or operations thereof; and (C) any workpapers or other supporting data reasonably requested by Buyer relating to current and deferred income Taxes payable and receivable reflected in the books and records of the Company as of December 31, 1994, and as of the month ended just prior to the Closing Date relating to Tax Returns made available pursuant to (A) or (B) or relating to Tax Returns referred to in (A) or (B) not yet filed.

   (b) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing
Date and Seller shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and Buyer shall remit
(or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. Seller or Buyer shall reimburse the other party the Taxes for which Seller or Buyer is liable pursuant to paragraph (a) of this Section 7.7 but which are payable with any Tax Return to be filed by the other party pursuant to the previous sentence upon written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event less than three business days prior to the due date for the filing of such Tax Return. All Tax Returns which Seller is required to file or cause to be filed in accordance with this paragraph
(b) shall be prepared and filed in a manner consistent with past practice in preparing and filing similar Tax Returns and shall not thereafter amend any Tax Return to take positions inconsistent with such past practice.

   (c) Contest Provisions. Buyer shall notify Seller in writing upon receipt by Buyer, any of its Tax Affiliates, or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 7.7. Seller shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Seller shall consult with Buyer in good faith regarding the terms of any proposed settlement. Seller shall take into consideration any concerns expressed by Buyer during such consultations and make a good faith effort to address Buyer's concerns in any such final settlement.

   (d) Buyer and Seller agree to cooperate and share all required information on a timely basis in order to timely file all Tax Returns and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority.
After the Closing, Buyer will give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, Buyer will allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.

   (e) Adjustment to Purchase Price. Any payment by Buyer or Seller under this Section 7.7 will be an adjustment to the Purchase Price.

   (f) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 12.3 of this Agreement, the obligations of the parties set forth in this Section 7.7 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

   7.8  USE OF CERTAIN NAMES.  Within 90 days after the Closing
(or such time thereafter as Buyer may request if Seller furnishes its written consent, which shall not unreasonably be withheld) Buyer shall cause the Company to revise product literature and labeling (including stickering), change packaging and stationery, and otherwise discontinue use of the name "American Home Products" and any variation thereof (collectively, "Names"). In no event shall Buyer or the Company use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company during the 90 day period preceding the Closing.
With respect to product inventory manufactured by the Company prior to the Closing, Buyer and the Company may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing
(not to exceed twelve months (or such time thereafter as Buyer may request if Seller furnishes its written consent, which shall not be unreasonably withheld)).

   7.9 NO SOLICITATION. During the period between the date hereof and the Closing, unless this Agreement is terminated by either party in accordance with the provisions hereof, neither Seller nor the Company nor any of their respective directors, officers, advisors, employees or other representative or agents will, directly or indirectly, solicit any offers, bids or indications of interest, or initiate, hold or continue negotiations with any person, with respect to the assets, business or capital stock of the Company, nor shall Seller or the Company furnish, or authorize any agent or representative to furnish, any information concerning the Company to any third party.

   7.10 REPLACEMENT OF GUARANTY. Buyer agrees to use its reasonable efforts to cause the guarantee by Seller (the "AHP Guarantee") set forth in the Aggregation Agreement, dated as of February 1, 1994, between the Company and Hemostatic Surgery Corporation to be terminated and if required by Hemostatic replaced by a guarantee by Buyer. Seller has no knowledge of any reason why Hemostatic
Surgery Corporation would not consent to such termination and replacement other than with respect to the relative financial status of the parties. In the event that the AHP Guarantee is not terminated or replaced prior to the Closing Date, Buyer and the Company shall deliver to Seller at the Closing a fully executed Power of Attorney in the form attached as Exhibit B hereto (the "Power of Attorney").
In connection with the foregoing, in the event that Buyer becomes a debtor under any chapter of the Bankruptcy Code, Chapter 11 U.S.C.
Section 101 et. seq., Buyer will, and will cause the Company to, provide prompt notification to Seller in the event that the Company and Buyer fail to pay when due any amounts due and owing by the Company under such Aggregation Agreement or the license agreements referred to therein.

   7.11 CERTAIN PAYMENTS. The Company has been negotiating a supply and license arrangement with Valleylab Inc., a Colorado corporation ("Valleylab"), with respect to certain bipolar endoscopic instruments, including scissors and graspers, which incorporate the use of therapeutic bipolar energy through bipolar electrical connections to end effectors ("Bipolar Agreement"). The current terms of the negotiations reflect that following the effective date of an agreement, Valleylab would pay the Company a non-refundable, lump-sum fee of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in consideration of the exclusive rights and licenses contemplated to be granted thereunder. The parties hereto agree that in the event that a Bipolar Agreement is entered into between the Company or any Affiliate and Valleylab or any Affiliate prior to December 31, 1996, the Company and Seller shall each receive 50% of any lump sum payment. Nothing in this Section 7.11 will obligate the Company or any of its Affiliates to enter into any agreement with Valleylab or require that any such agreement contain terms similar to those that have been negotiated to date; provided, however, that in the event a Bipolar Agreement is entered into following the Closing,
(i) Buyer shall use reasonable efforts to cause the Company to obtain a lump-sum payment no less favorable than presently provided, and (ii) the Company shall pay to Seller 50% of any lump-sum amount received within 10 business days of receipt.

   ARTICLE 8

   CONDITIONS

   8.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) all material authorizations, consents and approvals, if any, of all Governmental Authorities necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act or under other Competition Laws shall have expired or been terminated; and

   (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by the Agreement.

   8.2  CONDITIONS TO THE OBLIGATION OF SELLER.  The obligation of
Seller to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) Buyer shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

   (b) the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes specifically agreed to by the parties;

   (c) Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2(a), (b) and (e) have been satisfied;

   (d) Buyer shall have delivered to Seller the Purchase Price either entirely in cash or in cash and the Promissory Note; and

   (e) in the event that Buyer delivers the Promissory Note to Seller, the Bank Waiver shall have been obtained.

   8.3  CONDITIONS TO THE OBLIGATION OF BUYER. The obligation of
Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) Seller shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing;

   (b) the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes specifically agreed to by the parties;

   (c)    All Required Consents shall have been obtained;

   (d) Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect that all conditions set forth in Sections 8.3(a) and (b) have been satisfied;

   (e) Seller shall have delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by a stock powers or appropriate instrument of assignment duly executed in blank, and accompanied by the requisite stock transfer tax stamps to be paid by Buyer;

   (f) The Governance Agreement, Symbiosis Corp. Incentive Compensation Plan No. 1 ("Plan No. 1") and Symbiosis Corp. Incentive Compensation Plan No. 2 ("Plan No. 2") shall have been terminated; and

   (g) Each of the parties to the Governance Agreement and all the Participants in Plan No. 1 shall have delivered releases to the Company, in the form attached hereto as Exhibit C.

   ARTICLE 9

AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE BENEFITS


   9.1 EMPLOYEE BENEFIT PLANS. Seller hereby represents and warrants to Buyer as follows: Schedule 9.1(a) lists all the pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability, vacation, severance pay, deferred compensation, bonus, stock option, insurance or other employee compensation or benefit plans, programs and arrangements that benefit any Employee, or any officer or director of the Company
(the "Plans") and Schedule 9.1(b) lists all contracts and agreements relating to employment that provide for annual compensation in excess of $60,000 and all severance agreements, with any of the directors, officers or Employees of the Company (other than, in each case, any such contract or agreement that is terminable by the Company at will without penalty or other adverse consequence)
(the "Employment Contracts"). Buyer has been furnished with a copy of each Plan and all amendments thereto (including existing amendments that are to become effective at a later date), any summary plan descriptions, annual reports, actuarial reports, registration statements or other securities law filings and determination letters produced or filed with respect thereto, and each Employment Contract. Except as set forth in Schedule 9.1(c) (i) none of the Plans is a multiemployer plan within the meaning of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA");
(ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan; (iv) none of the Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (v) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;
(vi) no Plan is or has been covered by Title IV of ERISA or
Section 412 of the Code; (vii) the Company has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability;
(viii) the Company has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act; and (ix) no litigation or administrative or other proceedings involving the Plans or Employment Contracts have occurred or, to the knowledge of Seller, are threatened, that have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No Fractional
Interests (as defined therein) have been granted under Plan No. 2.

   9.2 EMPLOYMENT MATTERS. Buyer shall cause the Company to continue the employment of all Active Employees, effective as of the Closing Date, in the same or comparable positions and at the same or comparable salaries and other terms and conditions of employment, except as otherwise provided in this Agreement, provided that nothing herein shall require the Company or Buyer to continue the employment of any Active
Employee for any definite period. After the Closing Date, the Company will have sole responsibility for any obligations or liabilities to Active Employees at all locations under the Worker
Adjustment and Retraining Notification Act. Unless previously paid by the Company prior to the Closing Date, Buyer agrees to cause the Company to make separation payments to Active
Employees whose employment is terminated by the Company or Buyer because of a reduction in the work force or job elimination at any time after the Closing Date in accordance with the terms of Buyer's severance plan, as in effect from time to time, and Applicable
Laws.  For purposes of determining the amount of each Active
Employee's severance and vacation entitlement from Buyer or the Company, the service of each Active Employee with Seller and Seller's Affiliates shall be recognized.

   9.3 EMPLOYEE WELFARE BENEFIT PLANS. Certain Employees are covered by welfare benefit and insurance programs and policies maintained by Seller for the benefit of the Company, including workers' compensation, all of which programs and policies are set forth in Schedule 9.1 (except workers' compensation, which is set forth in Schedule 4.17(a))
(hereinafter "AHP Programs").  Buyer acknowledges that AHP
Programs shall terminate as to Active Employees as of the Closing
Date, except as otherwise provided in this Section 9.3.

   (a) Liabilities of Buyer and the Company. Except as provided in paragraph (b) below, Buyer and the Company agree to provide to all Active Employees and their eligible dependents, commencing as of the Closing Date, group health, life and disability coverage and benefits comparable in the aggregate to the coverage and benefits currently provided to similarly situated employees of Buyer and their dependents, without exclusion or limitation for any condition for which such an Active Employee or dependent was covered prior to the Closing Date. Any covered expenses incurred on or before the Closing Date by an Active Employee or his or her eligible dependents shall be taken into account for purposes of satisfying applicable deductible, co-insurance and out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Buyer.

   Any Active Employee who is disabled or any Active Employee or dependent who is hospitalized as of the Closing Date will continue to be covered by AHP Programs, in accordance with the terms of such Programs, until the date such individual is no longer disabled or hospitalized. For this purpose, an Active Employee will be deemed to be disabled if such Employee is, on the Closing Date, receiving disability benefits or in a waiting period for such benefits. This Agreement shall not be read or construed as (A) obligating the Company or Buyer to provide any health care or other welfare benefits or coverage to any Active Employee after retirement or other termination of their employment (other than as required by Part 6 of Subtitle B of Title I of ERISA), (B) obligating the Company or Buyer to provide any health care or other welfare benefits or coverage to any Former Employees, or (C) restricting the Company or the Buyer from amending or terminating any health care or other welfare plan or program maintained by the Company or the Buyer at any time following the Closing Date.

   (b) Liabilities Retained by Seller. From and after the Closing Date, Seller shall, at its sole cost and expense, continue to provide the following welfare benefits through AHP Programs. In the event that any of the following welfare benefits are paid through welfare plans offered to Active Employees and their dependents by the Company or Buyer on or after the Closing Date, Seller shall, either directly or through AHP Programs, promptly reimburse the Buyer or the Company, as the case may be, for any such payments upon receipt of a written, documented request for reimbursement from the Company.

   (i) Seller shall remain liable for any and all medical, dental, life insurance and other welfare or fringe benefit claims of Employees and their dependents that are incurred before the Closing Date. For purposes of this clause (i), a claim will be deemed to have been incurred when the medical, dental or other services that give rise to the claim are provided, or upon death.

   (ii) Seller shall provide short-term disability (i.e., weekly accident and sickness), long-term disability and workers' compensation benefits to each Employee in accordance with the terms of any applicable disability plan maintained for the benefit of such Employee or any workers' compensation award, if such Employee is, as of the Closing Date, receiving such short-term disability, long-term disability of workers' compensation benefits, or is in a waiting period for the commencement of such benefits.

   (iii) Seller shall remain liable for providing retiree medical, prescription drug and life insurance coverage, and any other retiree welfare benefits offered through AHP Programs, to Former Employees (and their dependents and beneficiaries), and to Active Employees (and their dependents and beneficiaries) who as of the Closing Date have met the applicable age and service requirements for such retiree coverage, regardless of their retirement dates.

   (iv) Seller shall provide and remain liable for any and all continuation of coverage required under Sections 601 through 608 of ERISA and Section 4980B of the Code with respect to any person as to whom the qualifying event occurred prior to the Closing Date.

   (c) Disabled Individuals. At the Closing, Seller shall provide to Buyer a Schedule of all Employees who, as of that time, are receiving or have applied to receive short-term disability, long-term disability or workers' compensation benefits under an AHP Program, specifying the nature of the disability of such Employee.

   9.4 EMPLOYEE SAVINGS PLANS. Buyer maintains a qualified defined contribution 401(k) savings plan ("Buyer's Saving Plan"). Seller maintains the American Home Products Corporation Saving Plan ("Seller's
Savings Plan"). As of the Closing Date, all Active Employees shall be eligible to participate in Buyer's Savings Plan, subject to the Plan's service requirements, and Buyer shall amend, to the extent necessary, such plan to recognize Active Employee's service with Seller and Seller's Affiliates for purposes of eligibility for participation and vesting of benefits. Seller shall make all matching contributions to Seller's Savings Plan with respect to Employees required to be made by Seller or the Company for periods prior to Closing. Seller shall amend Seller's
Savings Plan to provide that all Active Employees shall, as of the Closing Date, be fully vested in any matching contributions by Seller to such Employees' accounts in Seller's Savings Plan. As soon as practicable after the Closing Date, account balances of all Active Employees under Seller's Savings Plan shall be valued and transferred as of the valuation date to Buyer's Savings Plan, such transfer to be made in cash or other marketable assets and, as applicable, participant promissory notes. Such transfer shall be effected in accordance with Applicable Laws, and Buyer shall make or cause to be made, and Seller shall make or cause to be made, any required filings in connection therewith. In consideration of such transfer, Buyer or one of its Affiliates shall assume all liabilities to such employees under Seller's Savings Plan. Each of the parties hereto shall pay its own expense in connection with such transfer.
If Buyer does not receive a favorable determination letter from the Internal Revenue Service with respect to Buyer's Savings Plan, within
18 months after the Closing Date, then, at Seller's request, all assets previously transferred from Seller's Savings Plan shall be returned to such Plan, together with any earnings thereon, along with the associated liabilities.

   As of the Closing Date, the Company shall continue to maintain, or the Buyer shall assume, the Symbiosis Corporation 401(k) Retirement Plan.

   9.5 REIMBURSEMENT BY THE PARTIES. To the extent that the Seller, on the one hand, or the Company or Buyer, on the other hand, receive any payment with respect to an employee welfare plan or program, or employee pension plan or program after the Closing which belongs to the other party, it shall promptly pay over such payment to the other party.

   9.6 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) in respect of continued or resumed employment with the Company, with Seller, or with any of its Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee plan or benefit arrangement, including without limitation the Plans or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this
Article 9 shall constitute a limitation on rights of Seller, the Company or Buyer, as the case may be, to amend, modify or terminate before or after the Closing Date any such plans or arrangements of Seller, the Company, Buyer or any of their respective Affiliates, or the rights of Buyer, the Company or any Affiliates of Buyer to terminate any Employee at will.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

   10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

   (a)   by mutual written consent of Buyer and Seller;

   (b) by Buyer or Seller if the Closing shall not have occurred on or prior to June 30, 1996, provided, however, that if the parties are involved in proceedings described in Section 7.6, neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) until such time as the first appeals referenced in Section 7.6 are completed, and further provided, however, that the right to terminate under this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

   (c) by Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

   (d) by Seller or Buyer, upon a breach of, or noncompliance with, any representation, warranty, covenant or agreement on the part of the other party hereto set forth in this Agreement such that the conditions set forth in Section 8.2(a) or (b) or 8.3(a) or (b), respectively, would not be satisfied assuming for purposes of this Section 10.1(d) that the date of the termination is the Closing Date (a "Terminating Breach");
provided, however, that, if such Terminating Breach is curable by the other party hereto through the exercise of its reasonable efforts within 60 days of notice by the other party of such breach, and the other party is using its reasonable efforts to cure such breach, the other party may not terminate this Agreement solely pursuant to this Section 10.1(d).

   The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

   10.2 EFFECT OF TERMINATION. Except as set forth in Sections 7.2 and 7.4, upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for breach of this Agreement prior to such termination.

ARTICLE 11

INDEMNIFICATION


   11.1  INDEMNIFICATION.

   (a) Subject to Section 11.3, Seller shall indemnify, defend and hold harmless Buyer and the Company and their respective Affiliates, officers, directors, employees and controlling Persons, agents, successors and assigns from any and all liabilities, damages, deficiencies, losses, judgments, assessments, costs or expenses, including reasonable attorneys' fees and expenses and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 11 as "Costs"), arising from or attributable to:

   (i) The breach of any representation or warranty made by Seller in this Agreement;

   (ii) Any failure of Seller to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement;

   (iii) Any claim or cause of action of any third party to the extent arising out of the sale of any products by the Company or the manufacture by the Company of any packaged finished product, in each case on or prior to the Closing Date except to the extent caused by actions of the Company or Buyer following the Closing;

   (iv) (a) The costs in excess of $250,000 for the purchase of equipment selected by Seller and reasonably acceptable to Buyer (the "Replacement Equipment") necessary to cause the Company to comply with Applicable
Laws as to the Total Suspended Solids content of effluent discharged by the Company to the sanitary sewer and (b) enforcement by any Governmental Authority (including the Dade County Department of Environmental Resources Management) with respect to a violation of limitations imposed by Dade County Standards on the Total
Suspended Solid content of effluent discharged by the Company to the sanitary sewer, in respect of discharge occurring prior to the Closing Date or, as a result of operation by Buyer of existing equipment substantially in the manner operated by the Company prior to the Closing Date, during the period from the Closing Date until the installation of the Replacement Equipment; provided, however, that in no event shall such time period extend beyond nine months following the Closing Date; or

   (v) (a) the termination by Seller pursuant to the Power of Attorney of the license agreements referred to therein other than in accordance with the terms of such license agreements (as they exist on the Closing Date or as amended, provided Seller has received copies of any such amendment) or (b) the purported termination by Seller of such license agreements other than in accordance with the Power of Attorney.

   (b) Buyer shall indemnify and hold harmless Seller, its officers, directors and employees from Costs arising from or attributable to:

   (i) The breach in any representation or warranty made by Buyer in this Agreement;

   (ii) Any failure of Buyer to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

   (iii) The guarantee of the obligations of the Company entered into by Seller pursuant to the Aggregation Agreement; or

   (iv) Any noncompliance by the Company or Buyer's Affiliates with any Environmental Laws first occurring after the Closing Date, any Release, threatened Release or presence of any Hazardous Substance at the Leased Real Property first occurring after the Closing Date or any disposal or arrangement therefor or any Hazardous Substance first generated by the Company after the Closing Date.

   (c) Seller and Buyer shall indemnify the other for all Taxes for the periods and in the manner described in Section 7.7.

   11.2 PROCEDURES. (i) Promptly after any Person entitled to indemnity hereunder has determined that a matter has given rise, or will give rise, to a claim for indemnification under this Agreement, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this Article
11, give such Indemnifying Party written notice of such matter; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article 11 except to the extent such Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of any such claim or any litigation resulting from such claim, but shall allow the Aggrieved Party a reasonable opportunity to participate in (but not control) the defense thereof with its own counsel at its own expense. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Aggrieved Party and shall take all steps necessary in the defense or settlement thereof.
In conducting the defense thereof, the Indemnifying Party shall at all times act as if all damages relating to such claim were for its own account and shall act in good faith and with reasonable prudence to minimize damages therefrom. The Aggrieved Party shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If, however, there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Aggrieved Party and the Indemnifying Party, then the Aggrieved Party shall be entitled to retain its own counsel in connection with such matter in each jurisdiction where counsel is required at the expense of the Indemnifying Party. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of an unconditional release from all liability in respect of such claim or litigation. All Costs payable by a third party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party.

   (ii) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation less the Minimum Loss, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved
Party in such amount, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all Costs incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any Costs incurred by the Aggrieved Party with respect to such claim or in such litigation.

   (iii) If there shall be any conflicts between the provisions of this Section 11.2 and Section 7.7(c) (relating to Tax contests), the provisions of Section 7.7(c) shall control with respect to Tax contests.

   11.3 LIMITATIONS. (a) An Aggrieved Party shall not be entitled to recover any Costs under Section 11.1(a)(i) (other than in respect of Sections 4.2 and 4.18, as to which this Section 11.3 shall not apply) until the aggregate amount of the Costs suffered by the Aggrieved
Party thereunder shall exceed $750,000 (the "Minimum Loss"), at which time the indemnification provided thereunder shall apply to all Costs in excess of the amount of Minimum Loss, and (b) the maximum liability under Section 11.1 (other than Sections 11.1(a)(iii), 11.1(a)(iv), 11.1(a)(v), 11.1(b)(iii) and 11.1(c) which shall not be subject to this Section 11.3) for an Indemnifying Party shall not exceed $50 million in the aggregate.

   11.4 INDEMNIFICATION AS SOLE REMEDY. Except with respect to the Promissory Note (which shall be governed by its terms), the indemnification provided in this Article 11, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party.


ARTICLE 12

GENERAL PROVISIONS


   12.1 PUBLIC STATEMENTS. So long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party; provided, however, that such consent shall not be required where such release or announcement is required by Applicable Law.

   12.2 NOTICES. All notices and other communications hereunder or under the Power of Attorney shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by personal delivery, such courier or such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:


   (a)	if to Seller:

		American Home Products Corporation
		Five Giralda Farms
		Madison, New Jersey 07940
		Attention: David Lilley
	   	                Vice President
		Telecopier Number: (201) 660-7156

with a copy to:

		Louis L. Hoynes, Jr.
		Senior Vice President and General Counsel
		American Home Products Corporation
		Five Giralda Farms
		Madison, New Jersey 07940
		Telecopier Number: (201) 660-6030

		(b)	if to Buyer:

		Boston Scientific Corporation
		One Boston Scientific Place
		Natick, Massachusetts  01760
		Attention:  General Counsel
		Telecopier Number: (508) 650-8960

with a copy to:
		Shearman & Sterling
		599 Lexington Avenue
		New York, New York 10022
		Attention:  Clare O'Brien, Esq.
		Telecopier Number: (212) 848-7179

	Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

   12.3    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The respective representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect, provided, however, that (a) the representations and warranties in Section 4.7 and the provisions of Section 7.7 shall survive until the applicable statute of limitations has run for such Tax and the provisions of Section 7.5 shall survive until the seventh anniversary of the Closing, (b) the representations and warranties in Section 4.14 shall survive until the sixth anniversary of the Closing Date; and (c) all other representations and warranties shall expire eighteen months after the Closing Date. Neither the period of survival nor the liability of a party with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other party hereunder. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by one party to the other, then such claim shall survive until finally resolved.

   12.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   12.5 WAIVER. At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

   12.6 PARTIES IN INTEREST. This Agreement may not be assigned by a party without the prior written consent of the other parties hereto. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and, subject to the first sentence of this Section, its successors and assigns.

   12.7 MISCELLANEOUS. This Agreement (including the Promissory Note, confidentiality agreement and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect
(to the extent permissible by law) to the principles of conflicts of laws thereunder. This Agreement may be executed in one or more counterparts which together shall be held to be one and the same agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

   12.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event delivery of the Shares at Closing was not performed in accordance with the terms hereto and that the Buyer shall be entitled to specific performance of the delivery of the Shares at Closing in addition to any other remedy at law or equity.

   12.9 ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company with respect to the period prior to the Closing Date to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. The Company shall afford such access upon receipt of reasonable advance notice and during normal business hours.
Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.9. If the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Company shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may elect.

   (b) For a period of six years after the Closing Date, Buyer, the Company and their respective representatives shall have reasonable access to all of the books and records relating to the Company which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or the Company, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.9.
If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer and the Company a reasonable opportunity, at Buyer's or the Company's expense, to segregate and remove such books and records as Buyer of the Company may elect.



IN WITNESS WHEREOF,    the parties hereto have caused this Agreement to
be executed by their duly authorized officers as of the date first written above.

					AMERICAN HOME PRODUCTS CORPORATION



					By:    /s/ David Lilley
					Name:    David Lilley
					Title:      Vice President



					BOSTON SCIENTIFIC CORPORATION



					By:	/s/ Peter M. Nicholas
					Name:	     Peter M. Nicholas
					Title:	     Chairman and Chief Executive Officer